Exhibit (d)(2)

LDR HOLDING CORPORATION

13785 Research Blvd., Suite 200

Austin, TX 78750

March 21, 2016

CONFIDENTIAL

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, IN 46580

Attention: Chad F. Phipps, General Counsel

Ladies and Gentlemen:

In connection with the consideration by LDR Holding Corporation (the “Company”) and Zimmer Biomet Holdings, Inc. (“Interested Party”) of a possible transaction involving the Company and Interested Party (any such transaction, a “Transaction”), each party is prepared to furnish to the other party (each disclosing party, a “Disclosing Party,” and each receiving party, a “Receiving Party”) certain confidential and proprietary information to permit the other party to fully evaluate the merits and negotiate the terms of, and consummate, a Transaction (the “Permitted Purpose”). In consideration of and as a condition to such information being provided to the Receiving Party, such Receiving Party agrees to hold such information that is provided or made available hereunder to such Receiving Party in accordance with the provisions of this letter agreement (this “Agreement”) and to take or abstain from taking certain other actions specified herein.

1.	Evaluation Material.

(a)	As used in this Agreement, the term “Evaluation Material” means all non-public, proprietary information, whether oral, written, graphic, photographic, electronic or otherwise (including, without limitation, any information furnished prior to the execution of this Agreement), furnished to the Receiving Party or its directors, officers, employees, affiliates (as defined below), accountants, financial advisors, legal counsel and controlling Persons (as defined below) (collectively, as to any party, “Representatives”) by the Disclosing Party or its Representatives, and all notes, reports, analyses, compilations, studies and other materials prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, electronic or otherwise) to the extent of any portions thereof containing, reflecting or based upon, in whole or in part, any such information. The parties acknowledge that neither party shall be obligated to disclose to the other party any information that it determines in its sole discretion not to disclose due to commercial, competitive, legal or other factors.

(b)	As used in this Agreement, the term “Evaluation Material” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Agreement; (ii) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, which source is not known by the Receiving Party after reasonable investigation to be subject to a contractual, legal or fiduciary obligation to the Disclosing Party prohibiting such disclosure, in each case, as evidenced by the written records of the Receiving Party or its Representatives; or (iii) has been independently developed by the Receiving Party or its Representatives by Persons without reference to the Evaluation Material.

(c)	Notwithstanding anything to the contrary in this Agreement, with respect to any Evaluation Material that the Disclosing Party identifies in writing in its sole discretion as unusually sensitive due to commercial, legal or other factors, but which it nonetheless determines to make available to the Receiving Party, the Receiving Party agrees that it will agree upon a limited number of specific individuals, to be approved in advance by the Disclosing Party, to receive such Evaluation Material, and such Evaluation Material shall not be disclosed to any other Representatives of the Receiving Party.

(d)	To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All information provided by the Disclosing Party or its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and under the joint defense doctrine.

2.	Non-Disclosure; Permitted Disclosure.

(a)

Except in the event that the Receiving Party determines in good faith, after consultation with such party’s outside counsel, that it is required by applicable law, rule or regulation, the terms of a subpoena, interrogatory, civil investigative demand or similar legal process or by an order of a court, government or governmental agency or authority to disclose Evaluation Material (subject, in any such case, to the procedures set forth below), the Receiving Party and its Representatives will (i) keep the Evaluation Material of the Disclosing Party confidential and will not, without the prior written consent of the Disclosing

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Party, disclose any Evaluation Material, in whole or in part, or use it, directly or indirectly, for any purpose other than the Permitted Purpose and (ii) not transmit such Evaluation Material to any Person other than those Representatives of the Receiving Party who need to know such information for the Permitted Purpose and are informed by the Receiving Party of the confidential nature of such Evaluation Material and agree to abide by the terms of this Agreement as if they were parties hereto. Each party agrees to undertake reasonable precautions (and in any event precautions no less than those such party uses to safeguard its own confidential or proprietary information) to safeguard and protect the confidentiality of the Evaluation Material and to take commercially reasonable measures to prevent its Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material. For purposes of clarity and without limiting the generality of the foregoing, Interested Party shall not disclose any Evaluation Material or any of the facts or other matters referenced in the following subparagraph of this Agreement to any potential debt or equity financing sources without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(b)	Without the prior written consent of the other party, except as a party determines in good faith, after consultation with such party’s outside counsel, is required by applicable law, rule or regulation, the terms of a subpoena, interrogatory, civil investigative demand or similar legal process, or by an order of a court, government or governmental agency or authority (subject, in any such case, to the procedures set forth below), no party or its Representatives will disclose to any Person (other than such party’s Representatives) any information regarding a Transaction, including, without limitation, (i) the fact that discussions or negotiations are taking place concerning a Transaction, including, without limitation, the status thereof or the termination of discussions or negotiations; (ii) any of the terms, conditions or other facts with respect to a Transaction or of the other party’s consideration of a Transaction; (iii) that this Agreement exists, the terms hereof or that Evaluation Material has been made available to such party or its Representatives; or (iv) any opinion or view with respect to the Evaluation Material; provided, however, that the foregoing shall not prohibit any such disclosure made by the Company (without identifying the Interested Party) in connection with a proxy statement, Schedule 14D-9 or similar disclosure document following a Competing Transaction (as defined below) to the extent required by applicable law, rule or regulation. In any such event, to the extent not prohibited by applicable law, rule or regulation or otherwise, the party required to disclose such information shall use its commercially reasonable efforts to (and in the case of an Initial Disclosure (as defined below) shall) give advance notice to the other party and, in the case of any Initial Disclosure, the outside counsel of the party making such Initial Disclosure shall have consulted with the outside counsel of the other party before such Initial Disclosure shall have been made. As used in this Agreement, an “Initial Disclosure” shall mean a disclosure of the type described above that is the first such public disclosure or that identifies the other party (or from which the identity of such other party can be reasonably inferred).

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(c)	Notwithstanding the foregoing, in the event that the Receiving Party or any of its Representatives are requested or required (by the terms of a subpoena, interrogatory, civil investigative demand or similar legal process or by an order of a court, government or governmental agency or authority) to disclose any Evaluation Material or any of the facts or information referred to in the immediately preceding subparagraph or any information relating to a Transaction or such Person’s opinion, judgment, view or recommendation concerning the Disclosing Party as developed from the Evaluation Material, the Receiving Party and its Representatives, as applicable, shall, at the sole cost of the Disclosing Party, (i) notify the Disclosing Party as promptly as reasonably practicable of the existence, terms and circumstances surrounding such request or requirement; (ii) cooperate with the Disclosing Party on the taking of legally available and reasonable steps to resist or narrow such request or requirement; and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material or such other information that, in the good faith judgment of the Receiving Party or its Representative (after consultation with outside counsel), the Receiving Party or its Representative is legally compelled to disclose and notify the Disclosing Party as promptly as reasonably practicable of the nature scope and contents of the Evaluation Material and such other information so disclosed and to cooperate with any reasonable action by the Disclosing Party to obtain an appropriate protective order or other assurance reasonably available that confidential treatment will be accorded the Evaluation Material and such other information so disclosed.

(d)	In addition to any remedies that any party may have against the other party’s Representatives for breaches or threatened breaches of this Agreement, each party will be responsible for any actions by such party’s Representatives that would be a breach of this Agreement as if such Representatives were parties hereto.

3.	No Obligation; Return of Confidential Information. Each party agrees that unless and until a definitive agreement regarding a Transaction has been executed, neither party nor its Representatives shall be under any legal obligation to the other party or its Representatives with respect to a Transaction by virtue of this Agreement or otherwise, except for the matters specifically agreed to herein. If either party decides that it does not wish to proceed with a Transaction, it will promptly inform the other party of that decision. In addition, a Disclosing Party may elect at any time by notice to the Receiving Party to terminate further access by the Receiving Party to, and its review of, Evaluation Material. The Receiving Party agrees that in either such case it will as promptly as reasonably practicable return or destroy Evaluation Material (including, without limitation, all portions of other written material containing or reflecting, or derived from, any information in the Evaluation Material (whether prepared by the Receiving Party or its Representatives)), without retaining any copy thereof, except that (a) Evaluation

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Material may be retained solely for standard compliance purposes or solely for the purposes of defending or maintaining any litigation relating to this Agreement and (b) the foregoing shall not apply to (i) standard electronic back-up and archival procedures of the Receiving Party or its Representatives (provided, in the case of clause (b)(i) that the Receiving Party and the Receiving Party’s Representatives’ shall take reasonable steps to prevent (A) end-user personnel whose functions are not information-technology-related in nature from accessing such copies and (B) personnel whose functions are information-technology-related from accessing such information for purposes other than those necessary for the performance of their information technology duties) and (ii) Evaluation Material and other information forming part of board information packages and meeting minutes. For the avoidance of doubt, all Evaluation Material retained pursuant to clauses (a) and (b) of the preceding sentence shall be subject to all of the provisions of this Agreement (including following the termination of this Agreement).

4.	Exchange Act. Each party hereby acknowledges that it is, and that its Representatives who are informed as to the matters that are the subject of this Agreement will be made, aware that the United States securities laws would prohibit any Person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. Each party hereby agrees that it will not use, and that it will use commercially reasonable efforts to assure that none of its Representatives will use, any Evaluation Material or any of the facts or matters referred to in paragraph 2(c) of this Agreement in contravention of the United States securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable securities laws, including any rules and regulations promulgated thereunder.

5.	Standstill.

(a)

Furthermore, Interested Party agrees, for a period of one (1) year from the date hereof (the “Standstill Period”), not to, and to cause its controlled affiliates not to, directly or indirectly, unless specifically requested to do so in advance by the Board of Directors or Chief Executive Officer of the Company or except as expressly agreed to in writing by the parties with respect to a Transaction: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (1) the acquisition of, or obtaining any economic interest in, any right to direct the voting or disposition of, or any other right with respect to, any voting securities of the Company or any of its affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any voting securities of the Company or any of its affiliates, including, without limitation, any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not

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any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act), and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise; (2) the acquisition of any assets, bank or other indebtedness, claims or other obligations, or businesses of the Company or any of its affiliates (or any direct or indirect rights or options to acquire such ownership); (3) any tender or exchange offer, consolidation, acquisition, merger, joint venture or other business combination involving the Company, any of its affiliates or any of the assets of the Company or its affiliates; (4) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (5) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act but without giving effect to Rule 14a-1(l)(2) or Rule 14a-2(b) under the Exchange Act) to vote any securities of the Company or any of its affiliates or consents to any action from any holder of any voting securities of the Company or any of its affiliates or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of the Company; (ii) form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of the Company or otherwise act in concert with any Person in respect of any such securities; (iii) otherwise act, alone or in concert with others, to seek representation on or to control, advise, change or influence the management, Board of Directors or policies or affairs of the Company or to obtain representation on the Board of Directors of the Company; (iv) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (v) publicly request (or make public any request) that the Company, its Board of Directors or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, tender or exchange offer, consolidation, joint venture or merger or otherwise make any public announcement with respect to the restrictions of this paragraph; or (vi) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person, in connection with any of the foregoing.

(b)

The Standstill Period shall automatically terminate if a Competing Transaction occurs with respect to the Company. “Competing Transaction” shall mean that a person, other than Interested Party or its affiliates and other than the Company or its wholly-owned subsidiaries: (i) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in

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which, following consummation of such transaction, substantially all of the persons who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of the Company do not continue to beneficially own at least 50% of the voting power of the combined entity and do not have the ability to elect a majority of the directors of the combined entity, (ii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, more than 50% of the assets of the Company, (iii) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 50% or more of the voting power of the Company, (iv) commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of the Company, or (v) enters into an agreement or commences a proxy solicitation in which the person would acquire the ability to elect a majority of the board of directors of the Company. Nothing in this Agreement shall prohibit the Receiving Party or its affiliates from taking any of the actions described in Section 6(a) after the end of the Standstill Period.

(c)	Interested Party hereby represents and warrants that, as of the date of this Agreement, neither it nor any of its controlled affiliates possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of the Company or any of its affiliates.

6.	No Contact; Non-Solicitation. In no event will Interested Party or any of its Representatives communicate directly or indirectly with any employee, customer or supplier of the Company concerning a Transaction without specific authorization from the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel. In addition, each party hereby agrees that, for a period of twelve (12) months from the date of this Agreement, such party will not, directly or indirectly, solicit the employment of any officer or employee of the other party or the other party’s affiliates who first became known to such party in connection with the Transaction or the evaluation thereof (each, a “Covered Employee”). The foregoing will not prevent either party from soliciting the employment of or hiring any Covered Employee if such Covered Employee (a) leaves the employment of the other party or its affiliates or (b) contacts the other party on his or her own initiative, in each case, without any prior solicitation of employment of such Covered Employee by the other party or its Representatives. The phrase “solicit the employment of” shall not be deemed to include general solicitations of employment or other recruiting efforts not specifically directed toward employees of the other party. For purposes of clarity, the provisions of this paragraph will apply whether such Covered Employees are employed on the date of this Agreement or hereafter.

7.	No Representation or Warranty; No License. With respect to all information (including Evaluation Material) furnished to the Receiving Party or its Representatives, the Receiving Party understands and agrees that (a) none of the Disclosing Party or its Representatives makes any representations or warranties, express or implied, as to the accuracy or completeness thereof or otherwise and (b) the Disclosing Party and its

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Representatives will not have any liability on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither the Receiving Party nor its Representatives will make any claims whatsoever against such Persons, with respect to or arising out of the Transaction, the Evaluation Material or for any errors therein or omissions therefrom. Only those representations and warranties that may be made in a definitive written agreement with respect to a Transaction, when, as, and if executed, and subject to those limitations and restrictions as may be specified therein, shall have any legal effect, and each party agrees that, if the parties determine to engage in a Transaction, such determination will be based solely on the terms of such written agreement and on such party’s own investigation, analysis, and assessment of the business to be involved in any Transaction. Nothing contained in this Agreement nor the conveying of Evaluation Material hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property. Each party and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Evaluation Material disclosed under this Agreement regardless of the circumstances.

8.	Certain Procedures. Interested Party understands and acknowledges that if the Company determines to pursue a transaction involving the Company or its affiliates, it may establish procedures and guidelines (the “Procedures”) for the submission of proposals with respect to such transaction. Interested Party and its Representatives agree to act in accordance with the Procedures and to be bound by the terms and conditions that may be established pursuant to the Procedures, including, without limitation, adhering to any timing conditions that may be established relating to when proposals for a Transaction may be submitted. All requests for information, meetings, tours, discussions or inquiries with respect to Evaluation Material during the Standstill Period shall be made, as applicable, (a) to the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel or such other individual(s) that either may designate from time to time or (b) exclusively to the individuals designated by Interested Party. Interested Party acknowledges and agrees that (i) the Company and its Representatives are free to conduct a process relating to a transaction involving the Company or its affiliates as the Company and its Representatives, in their sole discretion, determine (including, without limitation, conduct of the due diligence process, negotiating with one or more prospective parties and entering into a preliminary or definitive agreement to effect a transaction involving the Company or its affiliates) without prior notice to Interested Party or any other Person and (ii) the Company reserves the right, in its sole discretion, to change the Procedures at any time without prior notice to Interested Party or any other Person, to reject any and all proposals made by Interested Party or any of its Representatives with respect to a Transaction, and to suspend or terminate discussions and negotiations with Interested Party at any time and for any reason or for no reason.

9.	Entire Agreement; Amendment or Modification. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes the Confidentiality Agreement, dated June 3, 2013, by and between the Company and Zimmer, Inc. The terms of this Agreement may be modified only by a separate writing

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signed by the parties that expressly modifies any such term. The terms of this Agreement may be waived only by a separate writing signed by the party or parties to be bound thereby. It is understood and agreed that no failure or delay by either party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.

10.	Governing Law; Forum

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.

(b)	Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware for any action, suit, or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the courts of the State of Delaware or the United States of America located in Wilmington, Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

11.	Specific Performance. Each party acknowledges that the other party would be irreparably injured by a breach of this Agreement by such party or its Representatives, that monetary remedies would be inadequate to protect the non-breaching party against any actual or threatened breach or continuation of any breach of this Agreement, and, without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party agrees to (a) the granting of equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages in the event of the actual or threatened breach of this Agreement, and (b) waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

12.	Severability. If any term or provision of this Agreement, or any application thereof to any circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had to such extent never been contained herein and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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13.	Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Company and Interested Party and their respective successors; provided that Interested Party may not assign this Agreement without the prior written consent of the Company. The Company reserves the right to assign all of its rights under this Agreement, including the right to enforce all of its terms, without prior notice to Interested Party.

14.	Certain Definitions. As used in this Agreement, the term “affiliate” shall mean any other Person (as defined below) that directly, or indirectly through one or more intermediates, controls, is controlled by, or is under common control with, such Person, which control relationship may arise through ownership of securities, by management agreement or other contract, through a general partner, limited partner or trustee relationship or otherwise. As used in this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory agency or body, or other entity, group or individual.

15.	Counterparts. This Agreement may be signed in one or more counterparts (including by fax or .pdf) which, when taken together, shall constitute one and the same instrument.

16.	Termination. Except for Sections 3, 7, 10 and 11 of this Agreement which shall survive the termination of this Agreement, this Agreement shall terminate and be of no further force and effect one (1) year from the date hereof.

[Signature page follows.]

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If the foregoing correctly sets forth the agreement between the Company and Interested Party, please sign and return a copy of this Agreement, whereupon it shall become a binding agreement.

Very truly yours, LDR HOLDING CORPORATION

By:	/s/ Scott Way
Name:	Scott Way
Title:	EVP, General Counsel

Confirmed and agreed to as of the date first written above:

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	SVP, General Counsel & Secretary